Exhibit 99.1

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - April 21, 2004
Email: investor_relations@smartire.com
Contact: Randy Halischuk
1.800.982.2001

SmarTire Announces New Investment Banking Relationship

Cornell Capital Partners to serve as the Company's investment banking firm

RICHMOND, BRITISH COLUMBIA, CANADA: April 21, 2004 - SmarTire Systems Inc. (OTCBB: SMTR) today announces that it has entered into an investment banking relationship with Cornell Capital Partners LP of Jersey City, New Jersey. The Company also announces that it has discontinued its relationship with HPC Capital Management Corp of Atlanta, Georgia.

"Cornell enjoys an excellent reputation in the financial community supported by a solid track record of successful transactions and we are delighted to have this organization engaged as our investment bankers," says Robert Rudman, President and CEO for SmarTire. "We are extremely impressed with the business approach adopted by the principals at Cornell as demonstrated by their flexibility in structuring financial instruments that are designed to address the working capital needs of companies in similar stages of growth as SmarTire."

"Our due diligence of SmarTire revealed a company that is ideally positioned to exploit the emerging opportunities of tire pressure technology within the transportation industry", says Mark Angelo, President of Cornell Capital. "SmarTire has the required qualifications in terms of advanced technology and global strategic partnerships but our confidence in the Company's future success is based primarily on the quality and depth of experience of the management team. We look forward to building a positive, long-term relationship with SmarTire."

The Company has arranged its first financing with Cornell Capital in the form of an unsecured $750,000 promissory note that bears interest at the rate of 8% per annum and is repayable within 120 days of issuance.

Managed by US-based Yorkville Advisors LLC, Cornell Capital has structured equity participation agreements in the US, UK and Australian financial markets. To date, the Cornell group has made available in excess of over $600 million for over 50 publicly quoted corporations.

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SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the transportation industry worldwide. Incorporated in 1987, SmarTire is a public company with offices in North America and Europe. Additional information can be found at www.smartire.com.

/s/ Jeff Finkelstein'

Jeff Finkelstein
Chief Financial Officer

 Legal Note on Forward Looking Statements

 This news release may include statements about expected future events that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to SmarTire ideally positioned to exploit the emerging opportunities of tire pressure technology within the transportation industry and Cornell building a positive, long-term relationship with SmarTire. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.